ACQUISITION AGREEMENT AND PLAN OF MERGER

This ACQUISITION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on this 16th day of June, 2014, by and among Anglesea Enterprises, Inc., a corporation incorporated under the laws of the State of Nevada (the “Parent”), Anglesea Enterprises Acquisition Corp., a corporation incorporated under the laws of the State of Nevada and a wholly-owned subsidiary of the Parent (the “Merger Sub”), Leslie Toups, an individual residing at 13799 Park Blvd., Suite 147, Seminole, FL 33776 and Edward G. Mass Jr. an individual residing at 2323 State Road 580 Clear Water FL, 33761 (Mr. Toups and Mr. Mass Jr., together, the “Majority Shareholders”), and Sports Field Holdings, Inc., a corporation incorporated under the laws of the State of Nevada (“Sports Field”).

WITNESSETH:

WHEREAS, Parent is a corporation incorporated under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on February 8, 2011 (the “Articles of Incorporation”);

WHEREAS, the Merger Sub is a corporation incorporated under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on May 14, 2014 and is a wholly-owned subsidiary of Parent;

WHEREAS, Sports Field is a corporation incorporated under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on September 6, 2012;

WHEREAS, the Majority Shareholders currently own the majority of the issued and outstanding shares of Common Stock of the Parent;

WHEREAS, the board of directors of the Parent and the Merger Sub as well as a majority of the Parents shareholders have each determined that a merger of Merger Sub with and into Sports Field (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of the Parent, the Merger Sub and the shareholders thereof, and as such, the respective boards of directors of each have approved the Merger;

WHEREAS, the board of directors of Sports Field have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of the shareholders of Sports Field and its board of directors has approved the Merger;

WHEREAS, the Parent, Merger Sub, Majority Shareholders and Sports Field desire to make certain representations, warranties, covenants and agreements in connection with the Merger, as well as prescribe various conditions precedent to the effectiveness of the Merger;

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be a tax free exchange;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

When used in this Agreement (and any Exhibits and Schedules in which terms are not otherwise defined), the following terms shall have the following meanings:

1.01 Common Stock. “Common Stock” shall mean the outstanding shares of common stock, $0.00001 par value, of Parent or Merger Sub, as context dictates.

1.02 Articles of Merger. “Articles of Merger” shall mean Articles of Merger in substantially the form attached to this Agreement as Exhibit A and to be filed with the Secretary of State of the State of Nevada.

1.03 Closing. “Closing” and “Closing Date” shall mean the closing of the transactions contemplated by this Agreement.

1.04 Effective Time. “Effective Time” shall mean the date on which the Articles of Merger are properly filed with the Secretary of State of the State of Nevada, as required under the applicable provisions of the law of such jurisdiction, or at such other time as is permissible in accordance with the Nevada Revised Statutes (“NRS”).

1.05 Liens. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

1.06 Sports Field Shares. “Sports Field Share(s)” shall mean the shares of common stock, par value $0.001 per share, of Sports Field Holdings, Inc.

1.07 Material Adverse Change; Material Adverse Effect. “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with Sports Field, Parent or Merger Sub, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party taken as a whole.

1.08 Person. “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

1.09 Subsidiary. A “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests) is owned directly or indirectly by such first person.

1.10 Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 2.01.

1.11 Tax Return. “Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065, as applicable) required to be supplied to a Tax authority relating to Taxes.

ARTICLE II.

THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Articles of Merger and in accordance with the NRS, Sports Field shall be merged with and into Merger Sub at the Effective Time. At the Effective Time, the Merger Sub shall merge with Sports Field, and Sports Field shall continue as a subsidiary of the Parent and shall continue its corporate existence under the laws of the State of Nevada (the “Surviving Corporation”).

2.02 Effective Time. The Merger shall become effective on the date and at the time the Articles of Merger are filed with the Secretary of State of Nevada in accordance with provisions of the NRS, or at such other time as is permissible in accordance with the NRS. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

2.03 Closing. The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Woodbridge, NJ, 08830, unless another place is agreed to in writing by the parties hereto.

2.04 Manner and Basis of Converting Shares.

(a) Each Sports Field Share that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Common Stock of the Merger Sub, which will immediately thereafter be exchanged for one share of Common Stock of the Parent, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of Sports Field and the Sports Field Shareholders shall have received one share of the Common Stock of Parent for every one share of Sports Field owned immediately prior to the Effective Time.

(b)  Prior to the Effective Time, the shareholders of the Merger Sub shall surrender certificates, if applicable, evidencing one hundred (100%) percent of the Merger Sub’s Common Stock.  As of the Effective Time, all Common Stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and exchanged for shares of Common Stock of the Parent and simultaneously therewith the Parent will issue and deliver eleven million nine hundred thousand fourteen two hundred seventy five (11,914,275) shares of its Common Stock to the Merger Sub representing the shares to be issued in exchange for one hundred (100%) percent of Sports Field’s Shares.

(c) The Sports Field Shares, which immediately prior to the Effective Time constitute all of the issued and outstanding shares of common stock of Sports Field beneficially owned by the stockholders listed on its books and records, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive one share of Common Stock of the Parent for each one Sports Field’s Share.  The Merger Sub will issue to the Sports Field’s Shareholders, as of the Effective Time, eleven million nine hundred thousand fourteen two hundred seventy five (11,914,275) shares of the Parent’s Common Stock, in exchange for the Sports Field Shares.

(d) Parent shall issue to each Sports Field Shareholder the number of shares of Common Stock of the Parent that such stockholder shall be entitled to receive as set forth in Section 2.04 (b) hereof.  To the extent that any certificates evidencing shares of Sports Field common stock were issued prior to the Effective Time, each such certificate or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such stockholder has lost such certificate(s) must be surrendered or delivered to Parent, as the case may be, and all such shares shall be deemed at and after the Effective Time to have no value.

2.05 Effective Date of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, the parties shall file the Articles of Merger with the Secretary of State of the State of Nevada executed in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required thereunder. The Merger shall become effective at such date as the Articles of Merger are duly filed with the Secretary of State of Nevada, or at such other time as is permissible in accordance with the NRS and Sports Field shall agree (the time the Merger becomes effective being the “Effective Time of the Merger”). Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

2.06 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the NRS.

2.07 Articles of Incorporation; Bylaws; Purposes.

(a) The Articles of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Parent in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Surviving Corporation and the total number of its authorized common stock shall be as set forth in the Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Surviving Corporation and by applicable law.

ARTICLE III.

EFFECT OF THE MERGER ON THE COMMON STOCK

AND THE GOVERNANCE OF THE CONSTITUENT CORPORATIONS

3.01 Effect on Common Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of the Sports Field Shares:

(a) Cancellation of Certain shares of the Majority Shareholder. On the Closing Date Sports Field shall pay $350,000 to the Majority Shareholders for the cancellation of the aggregate of 65,000,000 shares of the Parent. In addition, in further consideration for the cancellation of these shares, the Majority Shareholder will be entitled to retain and continue to operate that certain business which the Parent is operating prior to the Effective Time, including, but not limited to, that certain website development business in operation prior to the Effective Time (the “Existing Business”). The Majority Shareholder shall assume any and all assets and liabilities related to the Existing Business and the Existing Business shall operate, following the Effective Time, separately and independently of the Parent and the Merger Sub and utilizing a different name than that of the name of the Parent or the Merger Sub.

(b) Exchange. Each Sports Field Share issued and outstanding immediately prior to the Effective Time of the Merger shall be converted so that approximately one (1) share of Merger Sub’s Common Stock is issued for each one Sports Field Share held (the “Merger Consideration”) and shall subsequently be exchanged for Parent’s Common Stock at a ratio of one-to-one (1:1) (the “Exchange Ratio”). For purposes of illustration, Sports Field shareholders currently own 11,914,275 of Sports Field Shares which will be converted on a pro-rata basis in exchange for 11,914,275 of the Merger Sub’s Common Stock and subsequently 11,914,275 of the Parent’s Common Stock.

(c) Assumption. All options to purchase Sports Field Shares then outstanding, and all outstanding warrants to purchase Sports Field Shares then outstanding in each case whether vested or unvested, shall be assumed by Parent in accordance with Section 3.01(d) hereof.

(d) Stock Options and Warrants. Each outstanding option to purchase Sports Field Shares (each a “Stock Option”), and all outstanding warrants to purchase Sports Field Shares then outstanding, whether or not vested (each a “Warrant”), shall by virtue of the Merger be assumed by Parent. Each Stock Option and Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time of the Merger (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Stock Option and Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent’s Common Stock equal to the product of the number of Sports Field Shares that were issuable upon exercise of such Stock Option or Warrant immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent’s Common Stock if the said product is equal to or less than the fraction of one-half (.5) of one share of Parent’s Common Stock or rounded up to the nearest whole number of shares of Parent’s Common Stock if the said product is greater than the fraction of one-half (.5) of one share of Parent’s Common Stock, and (ii) the per share exercise price for the shares of Parent’s Common Stock issuable upon exercise of such assumed Stock Option and Warrant will be equal to the quotient determined by dividing the exercise price per each Sports Field Share at which such Option and Warrant were exercisable immediately prior to the Effective Time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Stock Options and Warrants and use its best efforts to ensure, to the extent required by, and permitted under the Code or other relevant laws and regulations that any Stock Option that qualified for tax treatment under Section 424(b) of the Code prior to the Effective Time of the Merger continue to so qualify after the Effective Time of the Merger. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent’s Common Stock for delivery upon exercise of all Stock Options and Warrants.

(e) Fractional Stock. No fractional shares of Common Stock shall be issued in the Merger. If the product of the number of shares a Sports Field shareholder holds immediately prior to the Closing would result in the issuance of a fractional share of Merger Sub’s Common Stock, that product will be rounded down to the nearest whole number of shares of Merger Sub’s Common Stock if it is equal to or less than the fraction of one-half (.5) of one share or round up to the nearest whole number of shares of Merger Sub’s Common Stock if it is greater than the fraction of one-half (.5) of one share of Merger Sub’s Common Stock.

(f) Transaction Disclosure. The officers and directors of Parent existing prior to the Effective Time shall cooperate and sign an undertaking to assist the Surviving Corporation in all respects disclosing the transactions set forth herein and other information required by the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(g) No Further Certificates. There shall be no further transfer on the records of Sports Field of certificates representing Sports Field Shares and there shall be no further transfer on the records of the Merger Sub of certificates representing securities of the Merger Sub following the Effective Time of the Merger. If any certificate for shares of Common Stock is to be issued in a name other than that in which the certificate for Merger Sub’s or Sports Field’s securities surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such shares of Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid.

(h) No Further Ownership Rights in Sports Field Shares. All shares of Common Stock of the Parent issued upon the surrender of Sports Field Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Sports Field Shares.

(j) Governance. The Board of Directors of the Parent and Sports Field will have an identical composition with the same members sitting on each Board of Directors. Subject to annual shareholder votes, the composition of the Board of Directors of the Parent and Sports Field will remain identical thereafter.

ARTICLE IV.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF Sports Field TO EFFECT THE MERGER

The obligation of Sports Field to effect the Merger is subject, at the option of Sports Field, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sports Field and its shareholders in writing:

4.01 Representations and Covenants. The representations and warranties of the Parent, Merger Sub and Majority Shareholders contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent, Merger Sub and Majority Shareholder shall each have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Parent, Merger Sub and/or Majority Shareholder on or prior to the Closing Date.

4.02 Governmental Permits and Approvals in Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Boards of Directors and shareholders of Parent and Merger Sub shall have each approved the transactions contemplated by this Agreement, and Parent and Merger Sub shall have delivered to Sports Field resolutions by their respective Boards of Directors and shareholders each certified by an officer of Parent and Merger Sub, as applicable, authorizing the transactions contemplated by this Agreement.

4.03 Satisfactory Business Review. Sports Field and their representatives shall have completed the review of the business of Parent and Merger Sub and none of the information revealed thereby or in the financial statements included in the Parent SEC Documents (as defined herein) and/or delivered to Sports Field prior to the Closing Date has resulted in, or in the opinion of them may result in, an adverse change in the assets, properties, business, operations or condition (financial or otherwise) of Parent or Merger Sub.

4.04 No Material Adverse Change. Between the date of this Agreement and the Closing Date: (a) there shall have been no Material Adverse Change to Parent or Merger Sub or their respective business, financial position, or results of operation excluding events which affect companies businesses generally; (b) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the services, products or business of Parent or Merger Sub; and (c) none of the properties or assets of Parent or Merger Sub or its subsidiaries shall be damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damage may, in the opinion of Sports Field have a Material Adverse Effect on Parent or Merger Sub.

4.05 Litigation. No action, suit, or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the opinion of Sports Field, a Material Adverse Effect on the assets, properties, business, operations, or condition (financial or otherwise) of Parent or Merger Sub.

4.06 Review of Financial Statements. Sports Field’s designated representatives shall complete a satisfactory review of financial statements of Parent and Merger Sub immediately prior to Closing in accordance with the provisions herein.

4.07 Financial Condition. Merger Sub shall have no assets and no liabilities at the time of Closing.

4.08 Merger Sub Operations. Merger Sub shall have conducted no operations, had no activity and have not issued or undertaken any obligation to issue any securities of any nature other than in connection with the Merger as set forth herein.

4.09 Other Documents. Parent and Merger Sub shall have delivered such other documents, instruments, and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may reasonably be requested by Sports Field in furtherance of the provisions of this Agreement, including, but not limited to, the documents, instruments and certificates contained in Article V hereof.

4.10 Agreement. The officers of Parent and Merger Sub shall have delivered to Sports Field duly executed copies of this Agreement and the Certificate of Merger as required by applicable law.

4.11 Approval. This Agreement and the transactions contemplated by this Agreement shall have been approved by the board of directors of Sports Field, the majority of the shareholders and board of directors of the Parent and one hundred percent (100%) of the shareholders of the Merger Sub.

4.12 Other Legal Requirements. All statutory and other legal requirements for the valid consummation of the Merger shall have been fulfilled. No law or regulation shall have passed or been enacted that would prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V.

DOCUMENTS TO BE DELIVERED TO SPORTS FIELD

BY PARENT AND MERGER SUB

5.01 Documents. The following documents shall be delivered to Sports Field by Parent and the Merger Sub prior to closing:

(a) Certified copies of resolutions of the Board of Directors and shareholders of the Parent and Merger Sub approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Parent and Merger Sub to comply with the terms of this Agreement.

(b) The corporate book of Parent and Merger Sub.

(c) A list of the authorized and outstanding securities of Parent and Merger Sub certified by their transfer agents.

(d) A list of the officers and directors of Parent and Merger Sub.

(e) Certified copies of the Articles of Incorporation and bylaws currently in effect of Parent and Merger Sub.

(f) Copies of all contracts, agreements or commitments in which Parent or Merger Sub is a party.

(g) A list of all fringe benefit plans and programs applying to employees of Parent and Merger Sub including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each.

(h) A list of all employees of Parent and Merger Sub.

(i) A list of all letters, patents, patent applications, inventions upon which patent application have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, both domestic and foreign presently owned by Parent and Merger Sub together with the corporate owner.

(j) Copies of all financing or loan agreements, mortgages or similar agreements to which Parent and Merger Sub are a party.

(k) Copies of all powers of attorney granted by Parent or Merger Sub.

(l) A list of any insurance policy owned by Parent or Merger Sub, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending.

(m) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement or which may be requested by Sports Field prior to the Closing Date.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties of Sports Field. Except as otherwise disclosed by Sports Field prior to the Closing Date, Sports Field represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. Sports Field is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite organizational power and authority to carry on its business as now being conducted. Sports Field is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

(b) Subsidiaries. Sports Field Contractors, LLC, SportsField Engineering, Inc. and Athletic Construction Enterprises, Inc. are the only subsidiaries of Sports Field.

(c) Capital Structure. The issued and outstanding shares of Sports Field consists of 11,914,275 shares that are held by approximately ______ shareholders as listed on the Company’s books and records and set forth on Schedule I hereto. Sports Field has no other securities of any nature issued, reserved for issuance or outstanding. All outstanding Sports Field Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(d) Authority; Non-contravention. Sports Field has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Sports Field and the consummation by Sports Field of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sports Field. This Agreement has been duly executed and delivered by Sports Field and constitutes a valid and binding obligation of Sports Field, enforceable against Sports Field in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of Sports Field, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretary of State of Nevada.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) To the knowledge of Sports Field’s officers or directors, there is no suit, action or proceeding or investigation pending or threatened against or affecting Sports Field or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent, hinder or materially delay the ability of Sports Field to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Sports Field having, or which, insofar as reasonably could be foreseen by Sports Field, in the future could have, a Material Adverse Effect.

(ii) To the knowledge of Sports Field’s officers or directors, the conduct of the business of Sports Field complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

6.02 Representations and Warranties of Parent, Merger Sub and Majority Shareholder. Except as set forth in the disclosure schedule delivered by Parent to Sports Field at the time of execution of this Agreement, Parent, Merger Sub and Majority Shareholder each represent and warrant to Sports Field as follows:

(a) Organization, Standing and Corporate Power. Parent and Merger Sub are (or at Closing will be) duly incorporated, validly existing and in good standing under the laws of the State of Nevada and each has the requisite corporate power and authority to carry on its business as now being conducted. Parent and Merger Sub are duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.

(b) Subsidiaries.

(i) The Parent has no Subsidiaries other than the Merger Sub. Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Merger Sub was formed solely to effectuate the Merger and has not conducted any business operations since its organization. The Parent has delivered or made available to Sports Field complete and accurate copies of the charter, bylaws or other organizational documents of the Merger Sub. The Merger Sub has no assets, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All shares of the Merger Sub are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Merger Sub is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Merger Sub (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Merger Sub. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Merger Sub.

(ii) At all times from February 8, 2011 through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(iii) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

(c) Capital Structure. The authorized capital stock of Parent consists of (i) 250,000,000 shares of common stock, $0.00001 par value, of which 66,033,000 shares are issued and outstanding as of the date hereof, (ii) 20,000,000 shares of preferred stock, $0.00001 par value, of which no shares are issued and outstanding as of the date hereof. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Common Stock of Parent or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any Common Stock of the Parent or any other securities of Parent. There are no agreements or arrangements pursuant to which Parent is or could be required to register Parent’s Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holders of Parent or with respect to any securities of Parent. The official shareholders report delivered to Sports Field from Parent’s transfer agent is complete and accurate in all respects.

(d) Authority; Non-contravention. Parent, the Merger Sub and the Majority Shareholder have all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Parent, Merger Sub and the Majority Shareholder, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub under, (i) the Articles of Incorporation or bylaws of Parent or Merger Sub or the comparable charter or organizational documents of any other Subsidiary of Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Parent or Merger Sub or could not prevent, hinder or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretary of State of the State of Nevada, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “blue sky” laws of various states.

(f) SEC Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to Sports Field all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC documents, and none of the Parent SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Sports Field prior to the date of this Agreement), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since the date of the most recent financial statements included in the Parent SEC Documents, Parent and Merger Sub have conducted their business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Change with respect to Parent or Merger Sub; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent or Merger Sub; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 7.01 without the prior consent of Sports Field; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or threatened against or affecting Parent, Merger Sub or the Majority Shareholder or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub or prevent, hinder or materially delay the ability of Parent, Merger Sub or the Majority Shareholder to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Parent or Merger Sub having, or which, insofar as reasonably could be foreseen by Parent or Merger Sub, in the future could have, any such effect.

(ii) Parent and Merger Sub are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a Material Adverse Effect with respect to Parent.

(iii) The conduct of the business of Parent and Merger Sub complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h) Tax Returns and Tax Payments. Parent and Merger Sub have timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of Parent or Merger Sub or is being asserted against Parent or Merger Sub, no audit of any tax return of Parent or Merger Sub is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Parent or Merger Sub and is currently in effect.

(i) Environmental Matters. Parent and Merger Sub are in compliance with all applicable Environmental Laws except for such violation thereof would not have a Material Adverse Effect. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(j) Material Contract Defaults. Parent, Merger Sub and Majority Shareholders are not, or have not, received any notice or have any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which Parent or Merger Sub is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring Parent or Merger Sub to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent or Merger Sub in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or Merger Sub or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(k) Properties. Parent and Merger Sub have good, clear and marketable titles to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s or Merger Sub’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(l) Trademarks and Related Contracts.

(i) Except as disclosed in this Agreement, Parent and/or Merger Sub (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(ii) Parent or Merger Sub owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known by competitors (collectively, “intellectual property”) required for or incident to the development, operation and sale of all products and services sold by Parent, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of Parent, Merger Sub or its employees or agents, could have developed intellectual property similar or identical to that of Parent or Merger Sub. Except as disclosed in the Agreement, the officers and directors of Parent and Merger Sub are not aware of any such development of substantially identical trade secrets or technical information by others.

(m) Certain Employee Payments. Parent and Merger Sub are not parties to any employment agreement which could result in the payment to any current, former or future director or employee of Parent or Merger Sub of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(n) Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

(o) Undisclosed Liabilities. Neither of the Parent nor the Merger Sub has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $5,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

(p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or the Merger Sub.

(q) Certain Business Relationships with Affiliates. No Affiliate of the Parent or of the Merger Sub (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or Merger Sub, (b) has any claim or cause of action against the Parent or Merger Sub, or (c) owes any money to, or is owed any money by, the Parent or Merger Sub.

ARTICLE VII.

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

7.01 Conduct of Parent and Merger Sub. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, the Parent and Merger Sub shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) (i) directly or indirectly redeem, purchase or otherwise acquire to redeem, purchase or otherwise acquire any shares of Parent or Merger Sub Common Stock; (ii) issue or agree to issue any additional shares of, or options, warrants rights of any kind to acquire any shares of Parent or Merger Sub Common Stock; or (iii) amend its certificate of incorporation or bylaws, or split, combine or reclassify the outstanding Common Stock of Parent or Merger Sub or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(d) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

(e) except for matters related to complaints by former employees related to wages, suffer or permit any Material Adverse Change to occur with respect to Parent and Merger Sub or their respective business or assets; or

(f) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

8.01 Access to Information; Confidentiality.

(a) Each party hereto shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to any other party and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the parties shall, and shall cause each of its officers, employees and representatives to, furnish promptly to any other party all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of each party set forth herein and compliance by each party of its obligations hereunder, during the period prior to the Effective Time of the Merger, each party shall provide each other party and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable each party to confirm the accuracy of the representations and warranties of each other party set forth herein and compliance by each party of their obligations hereunder, and, during such period, cause its, officers, employees and representatives to, furnish promptly to each party upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information concerning another party in strict confidence.

(b) No investigation pursuant to this Section 8.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

8.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. The parties hereto will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of Sports Field to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. The parties hereto shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

8.03 Public Announcements. The parties hereto will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties have to agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof except as may be required by applicable law or court process.

8.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.05 Payment of Liabilities. Recognizing the need to extinguish all existing liabilities of Parent and Merger Sub prior to the Merger, Sports Field has indicated it will not enter into this Agreement unless Parent and Merger Sub have arranged for the payment and discharge of all of Parent’s and Merger Sub’s liabilities, contingent or otherwise, including all of Parent’s and Merger Sub’s accounts payable totaling approximately $41,498, including any outstanding legal fees incurred prior to the Closing Date. Accordingly, Parent and Merger Sub shall arrange for the payment and discharge of all such liabilities.

8.06 No Solicitation. No party shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Sports Field, Parent or Merger Sub, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to Sports Field of the transactions contemplated hereby. The parties hereto will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger in the event of any of the following:

(a) by mutual written consent of Parent, Merger Sub, Majority Shareholders and Sports Field;

(b) by any party hereto, if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by any party hereto, if the Merger shall not have been consummated on or before June 3, 2014 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

(d) by Sports Field, if a Material Adverse Change shall have occurred, in the sole discretion of Sports Field, since the time in which the due diligence and other financial documentation was originally delivered to Sports Field by the Majority Shareholder and the Closing Date;

(e) by Parent, Merger Sub or the Majority Shareholders, if Sports Field willfully fails to perform in any material respect any of its material obligations under this Agreement;

(f) by Sports Field, if Parent, Merger Sub or Majority Shareholder willfully fails to perform in any material respect any of their respective obligations under this Agreement; and

(g) by Sports Field if the due diligence investigation by Sports Field of the Parent and Merger Sub is not satisfactory to Sports Field in its sole discretion.

9.02 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Section 8.01 and Section 10.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.04 Extension; Waiver. Subject to Section 8.02 at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver of this Agreement pursuant to Section 9.04 shall, in order to be effective, require in the case of Parent, Merger Sub or Sports Field, action by the corporation’s Board of Directors and in the case of the Majority Shareholder, written authorization.

9.06 Return of Documents. In the event of termination of this Agreement for any reason, the parties will return to the other applicable party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. The parties will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE X.

INDEMNIFICATION AND RELATED MATTERS

10.01 Survival of Representations and Warranties. The representations and warranties of the parties made in Article VI of this Agreement shall not survive beyond the two-year anniversary of the Effective Time.

10.02 Indemnification by the Majority Stockholder. The Majority Shareholders shall indemnify the Parent, Merger Sub, Sports Field and the Surviving Corporation in respect of, and hold it harmless against, loss, liability, deficiency, damages, expense or cost (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or otherwise) (“Damages”) incurred or suffered by Parent, Merger Sub, Sports Field and/or the Surviving Corporation resulting from:

(a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Parent, Merger Sub and/or the Majority Shareholders contained in this Agreement;

(b) any claim by a stockholder or former stockholder of the Parent, Merger Sub, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of Common Stock of the Parent or the Merger Sub; (ii) any rights under the certificate of incorporation or bylaws of the Parent or Merger Sub; or (iii) any claim that his, her or its shares of Common Stock were wrongfully repurchased cancelled or reissued by the Parent or Merger Sub.

The Majority Shareholders expressly acknowledge and agree that its indemnification pursuant to this Section is wholly independent of any other indemnity owed by any other party or any other remedy available to Sports Field, Parent, Merger Sub and/or the Surviving Corporation (as applicable, the “Indemnitee”). The Indemnitee may enforce the indemnity provided herein independently of any other remedy the Indemnitee may have against any other party at any time, and it shall not be necessary for the Indemnitee to proceed upon or against and/or exhaust any other remedy before proceeding to enforce the indemnity provided herein. The Majority Shareholder expressly waives any right to require the Indemnitee to proceed against any other party and agrees that Indemnitee may proceed against the Majority Shareholders or any other party in such order as Indemnitee shall determine in its sole and absolute discretion. Indemnitee may file a separate action or actions against the Majority Shareholders, whether action is brought or prosecuted with respect to or against any other Person, or whether any other Person is joined in any such action or actions.

10.03 Notice of Indemnification. In the event that the Indemnitee shall threaten, assert or institute against the Majority Shareholders any claim or demand in respect of which payment may be sought, including, without limitation, pursuant to Section 10.02 hereof, the Indemnitee shall promptly cause written notice of the assertion of any such claim or demand (an “Indemnity Claim”) of which it has knowledge to be forwarded to the Majority Shareholders in accordance with Section 11.01.  Any notice of an Indemnity Claim shall state specifically the provision with respect to which the Indemnity Claim is made, the facts giving rise to such alleged basis for the Indemnity Claim, and the amount of the liability asserted against the Majority Shareholders.  Within ten (10) days of the receipt of such written notice, the Majority Shareholders shall notify the Indemnitee in writing of his intent to contest the Indemnity Claim or to accept liability thereunder. In the event that no written notice is received by the Indemnitee within ten (10) days of the original receipt by the Majority Shareholders of the written notice of the Indemnity Claim, the Majority Shareholders hereby acknowledge and agree to accept liability as proposed in the Indemnity Claim.

ARTICLE XI.

GENERAL PROVISIONS

11.01 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a) if to Parent or Merger Sub prior to the Effective Time, to:

Anglesea Enterprises, Inc.

13799 Park Blvd., Suite 147,

Seminole, Florida 33776

Attn: Leslie Toups

Telephone: (727) 393-7439

with a copy to (which shall not constitute notice):

Jody M. Walker, Esq.

7841 South Garfield Way

Centennial, CO 80122

(b) if to Parent or Merger Sub after the Effective Time, to:

Anglesea Enterprises, Inc.

C/O Sports Field Holdings, Inc.

176 East Main Street,

Westborough, MA 01581

Attn: Joseph DiGeronimo

Telephone: (305) 389-7545

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attn: Joseph M. Lucosky, Esq.

Telephone (732) 395-4400

(c) if to Sports Field and/or the Surviving Corporation to:

Sports Field Holdings, Inc.

176 East Main Street,

Westborough, MA 01581

Attn: Joseph DiGeronimo

Telephone: (305) 389-7454

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attn: Joseph M. Lucosky, Esq.

Telephone (732) 395-4400

(d) if to Majority Shareholders to:

Leslie Toups

13799 Park Blvd., Suite 147,

Seminole, Florida 33776

Telephone: (727) 393-7439

Edward G. Mass Jr.

2323 State Road 580

Clear Water FL, 33761

with a copy to (which shall not constitute notice):

Jody M. Walker, Esq.

7841 South Garfield Way

Centennial, CO 80122

11.02 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

11.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

11.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New Jersey or in the federal courts located in the state of New Jersey. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties hereto agree to submit to the in person am jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

11.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.06 Further Assurances. From time to time after the date hereof and without further consideration from Sports Field, the Majority Shareholders shall execute and deliver, or cause to be executed and delivered, to Sports Field such further instruments of sale, assignment, transfer and delivery, and take such other action as Sports Field may reasonably request in order to consummate the transactions contemplated hereby.

11.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.08 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

11.09 Time. Time is of the essence in the performance of the parties respective obligations herein contained.

11.10 Recitals, Disclosure Schedules and Exhibits. The Recitals, Disclosure Schedules and Exhibits to this Agreement are incorporated herein, by this reference, made a part hereof as if fully set forth herein.

[-signature page follows-]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

ANGLESEA ENTERPRISES, INC., as Parent

By:	/s/ Leslie Toups
Name: Leslie Toups
Title: Executive Director

ANGLESEA ENTERPRISES ACQUISITION CORP., as Merger Sub

By:	/s/ Leslie Toups
Name: Leslie Toups
Title: Executive Director

MAJORITY SHAREHOLDERS

/s/ Leslie Toups
Leslie Toups, as an individual

/s/ Edward G. Mass Jr.
Edward G. Mass Jr., as an individual

SPORTS FIELD HOLDINGS, INC.

By:	/s/ Joseph DiGeronimo
Name: Joseph DiGeronimo
Title: Chief Executive Officer